EXHIBIT 99.1

Whole Foods Market Announces Special Cash Dividend of $2.00 Per Share

AUSTIN, Texas, Nov. 29, 2012 (GLOBE NEWSWIRE) -- Whole Foods Market, Inc. (Nasdaq:WFM) announced that its Board of Directors has declared a special cash dividend on Whole Foods Market common stock of $2.00 per share payable December 21, 2012, to shareholders of record on the close of business on December 10, 2012. The aggregate amount of payment to be made in connection with this special dividend will be approximately $370 million.

"Today's announcement of a $2.00 special dividend, payable prior to the end of the calendar year, provides us with another opportunity to return capital to our shareholders," said John Mackey, co-founder and co-chief executive officer of Whole Foods Market. "We believe we will continue to generate strong cash flows and are confident in our ability to maintain a healthy cash reserve, internally fund our accelerated growth plans, and continue our quarterly dividend and stock repurchase programs."

The special dividend is in addition to the Company's regular quarterly cash dividend of $.20 per share that was declared on November 7, 2012. This regular quarterly dividend will be paid January 29, 2013, to shareholders of record at the close of business on January 18, 2013.

About Whole Foods Market

Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the leading retailer of natural and organic foods and America's first national "Certified Organic" grocer. In fiscal year 2012, the Company had sales of approximately $12 billion and currently has over 340 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs over 70,000 Team Members and has been ranked for 15 consecutive years as one of the "100 Best Companies to Work For" in America by Fortune magazine.

The Whole Foods Market, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6063

Forward-looking statements

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include general business conditions, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market's report on Form 10-K for the fiscal year ended September 30, 2012.  Whole Foods Market undertakes no obligation to update forward-looking statements.

CONTACT: Cindy McCann
         VP of Investor Relations
         512.542.0204